EXHIBIT 14
                                  May 31, 2000

Lord Abbett Large-Cap Growth Fund
90 Hudson Street
Jersey City, New Jersey  07302

Lord Abbett Equity Fund
90 Hudson Street
Jersey City, New Jersey  07302

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences to Lord Abbett Large-Cap Growth Fund, a Delaware business trust ("Growth Fund"), and Lord Abbett Equity Fund, a Massachusetts business trust ("Equity Fund"), and the shareholders of Equity Fund of transactions undertaken pursuant to the Agreement and Plan of Reorganization by and between Growth Fund and Equity Fund, dated as of March 31, 2000 (the "Plan"). Pursuant to the Plan, Equity Fund will (1) transfer of all of its assets to Growth Fund in exchange solely for voting Class A shares of Growth Fund and the assumption by Growth Fund of all of the liabilities of Equity Fund; and (2) distribute the Class A shares of Growth Fund received in the exchange to Equity Fund's shareholders in liquidation of Equity Fund. These transactions, taken together, are sometimes referred to herein as the "Reorganization."

     We have reviewed and rely on the following documents: (1) the Plan; (2) the Registration Statement on Form N-14, including all exhibits thereto, filed with the Securities and Exchange Commission on March 1, 2000, as amended on May 11, 2000 (the "Registration Statement"); and (3) such other documents, instruments, and records pertaining to the Reorganization as we have deemed relevant for purposes of rendering our opinion. In our examination of these documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons. We have further assumed that the transactions contemplated by the Plan will be consummated in accordance therewith and as described in the Registration Statement.

     We have also relied on the accuracy of the representations contained in the letter to us from Growth Fund and Equity Fund dated May 31, 2000. We have not attempted to verify independently such representations, but nothing has come to our attention that would cause us to question the accuracy thereof.

     Based on and subject to the foregoing, and on our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion that:

     1. The acquisition by Growth Fund of substantially all the assets of Equity Fund in exchange for voting Class A shares of Growth Fund and Growth Fund's assumption of Equity Fund's liabilities, followed by the distribution by Equity Fund to its shareholders of the Growth Fund shares, in complete liquidation, will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Growth Fund and Equity Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     2. No gain or loss will be recognized by Equity Fund upon the transfer of substantially all of its assets to Growth Fund solely in exchange for Class A shares of Growth Fund and Growth Fund's assumption of Equity Fund's liabilities or upon the distribution of such Growth Fund shares to Equity Fund shareholders.

     3. Growth Fund will recognize no gain or loss upon the receipt of substantially all of the assets of Equity Fund in exchange solely for voting Class A shares of Growth Fund and the assumption of Equity Fund's liabilities.

     4. The shareholders of Equity Fund will recognize no gain or loss on the receipt of Class A shares of Growth Fund (including any fractional share interests to which they may be entitled) solely in exchange for their Equity Fund shares.

     5. The basis of the assets of Equity Fund in the hands of Growth Fund will be the same as the basis of such assets in the hands of Equity Fund immediately prior to the transfer.

     6. The holding period of the assets of Equity Fund in the hands of Growth Fund will include the period during which those assets were held by Equity Fund.

     7. The basis of the Growth Fund shares received by each Equity Fund shareholder will be the same as the basis of the Equity Fund shares surrendered in exchange therefor.

     8. The holding period of the Class A shares of Growth Fund received by each Equity Fund shareholder in exchange for Equity Fund shares (including fractional shares to which such a shareholder may be entitled) will include the period that the shareholder held the Equity Fund shares exchanged therefor, provided that the shareholder held such shares as a capital asset on the date of the exchange.

     We express no opinion concerning any tax consequences of the Reorganization other than those specifically set forth herein. Further, no opinion is expressed as to the tax consequences of the Reorganization under any foreign, state, or local tax law.

     The foregoing opinions are based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, with or without retroactive effect, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date of this opinion.

     This opinion should not be quoted in whole or in part nor otherwise referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Proxy Statement and Prospectus included therein.

                                             Sincerely,

                                             WILMER, CUTLER & PICKERING
                                             By: /s/ Erik H. Corwin
                                                     Erik H. Corwin
                                                     A Partner


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